FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-06

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)

At: 08/12/16 15:57:57

CGCMT 2016-C2 -- X-B Final Pricing Details (Public)

Lead Manager and Sole Bookrunner:  Citigroup Global Markets Inc.

Co-Manager:  Drexel Hamilton, LLC

Class	Moody's/Fitch/DBRS	Notional($mm)	Spread	Coupon	Yield	$Px
X-B	NR/A-sf/AAA(sf)	68.531	T+183	1.000	3.324	7.39445

Anticipated Timing

Anticipated Closing: Tuesday, August 30th

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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